EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2025 Results

  Strong results compared to prior year including:
    Operating income increased $49 million
    Adjusted operating income increased $15 million
    Gross margin improved 130 basis points
    Total liquidity strengthened by $193 million
  Americas posted order growth of 3% compared to prior year
  Third quarter outlook projects 1 to 4% revenue growth compared to prior year

GRAND RAPIDS, Mich., Sept. 18, 2024 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $855.8 million, net income of $63.1 million, or $0.53 per share, and adjusted earnings per share of $0.39. In the prior year, Steelcase reported revenue of $854.6 million, net income of $27.5 million, or $0.23 per share, and adjusted earnings per share of $0.31.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q2 2025 vs. Q2 2024
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth (Decline)

Americas	1%	3%	3%
International	(4)%	(4)%	(11)%
Steelcase Inc.	-%	2%	(1)%

Revenue was approximately flat in the second quarter compared to the prior year, with a 1 percent increase in the Americas and a 4 percent decrease in International. On an organic basis, revenue grew 2 percent, with 3 percent growth in the Americas and a 4 percent decline in International. The Americas growth was driven by higher volume from large corporate, education, and government customers, while the International decline was primarily driven by continued weakness in China.

Orders (adjusted for the impact of a divestiture and currency translation effects) declined modestly in the second quarter compared to the prior year, including 3 percent growth in the Americas and an 11 percent decline in International. The order growth in the Americas was primarily driven by government, education, and healthcare customers, while orders from large corporate customers declined compared to the prior year after several quarters of strong year-over-year growth. The order decline in International was driven by declines across most major markets with the exception of India.

"Our business continued to improve this quarter as our adjusted earnings grew 26% and we drove 3% order growth in the Americas," said Sara Armbruster, president and CEO. "Our education business had especially strong results this quarter, which reflected the benefits of our strategy to diversify the customers and markets we serve. In the Americas, our strategy to lead the workplace transformation continued to gain traction as we have increased our market share over the past year based on available industry data through July. We expect order patterns from our largest corporate customers to return to growth in the second half of the year."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	August 23, 2024	August 25, 2023	August 23, 2024	August 25, 2023
Americas	$102.0	$60.0	$76.1	$63.3
International	(12.0)	(19.0)	(7.6)	(10.0)
	$90.0	$41.0	$68.5	$53.3

Operating income of $90.0 million in the second quarter represented an increase of $49.0 million compared to the prior year, driven by a $27.9 million benefit from a gain on the sale of land (net of related variable compensation expense), $5.7 million of lower restructuring costs, gross margin improvement in the Americas and lower operating expenses in International. The gain recorded during the quarter related to the sale of approximately 315 acres of unused land for net proceeds of $44.2 million. Adjusted operating income of $68.5 million in the second quarter represented an increase of $15.2 million compared to the prior year.

"The Americas delivered an 11% adjusted operating margin this quarter, driven by the seasonal strength of our education business and the continued progress of our profitability improvement initiatives," said Dave Sylvester, senior vice president and CFO. "Our International segment drove $2.4 million of year-over-year improved adjusted operating results, despite the soft demand environment, and expects to be profitable in the third quarter."

Gross margin of 34.5 percent in the second quarter represented an improvement of 130 basis points compared to the prior year driven by favorable business mix and benefits from operational performance and cost reduction initiatives.

Operating expenses of $205.1 million in the second quarter represented a decrease of $30.8 million compared to the prior year. The current year reflected a $42.1 million benefit from a gain on sale of land, a $4.3 million decrease from a divestiture, $3.7 million of lower spending and employee costs in International, $9.8 million of higher variable compensation expense (driven by the gain on the sale of land) and $2.2 million of higher information technology costs primarily related to the company's business transformation initiative. The prior year reflected $5.1 million of gains related to the sale of an aircraft and other aviation assets.

Total liquidity, which is comprised of cash and cash equivalents, short-term investments and the cash surrender value of company-owned life insurance, aggregated to $507.1 million at the end of the second quarter and represented an increase of $192.6 million compared to the prior year. Total debt was $446.7 million. Trailing four quarter adjusted EBITDA of $285.3 million (or 9.1 percent of revenue) represented an increase of 16 percent compared to the prior year.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before October 15, 2024, to shareholders of record as of September 30, 2024.

Outlook

At the end of the second quarter, the company’s backlog was approximately $680 million, which was approximately flat compared to the prior year and contained a higher percentage of orders expected to ship within ninety days compared to the prior year. The company expects third quarter fiscal 2025 revenue to be in the range of $785 to $810 million. The company reported revenue of $777.9 million in the third quarter of fiscal 2024. The projected revenue range translates to growth of 1 to 4 percent compared to the prior year, or 1 to 5 percent on an organic basis.

The company expects to report earnings per share of between $0.18 to $0.22 for the third quarter of fiscal 2025 and adjusted earnings per share of between $0.21 to $0.25. The company reported earnings per share of $0.26 and had adjusted earnings per share of $0.29 in the third quarter of fiscal 2024 which benefited by approximately $0.09 related to the reversal of an accrued earnout liability and gains from the sale of fixed assets.

The third quarter estimates include:

  gross margin of approximately 32.5 to 33.0 percent,
  projected operating expenses of between $225 to $230 million, which includes $4.3 million of amortization of purchased intangible assets, projected interest expense, net of investment income and other income, net, of approximately $2 million and a projected effective tax rate of approximately 27 percent.

"Based on our results through the first half of the year and our third quarter outlook, we continue to have confidence of potentially achieving the higher end of the range of our fiscal 2025 target for adjusted earnings per share of between $0.85 to $1.00," said Dave Sylvester.

"We are pleased with our results through the first half of fiscal 2025 in which our adjusted earnings per share increased by nearly 40% compared to the prior year," said Sara Armbruster. "We continue to focus on developing innovative solutions to help our customers transform their workplaces and diversify the customer and market segments we serve."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 23, 2024	August 25, 2023	% Change	August 23, 2024	August 25, 2023	% Change

Revenue
Americas (1)	$688.0	$679.3	1%	$1,242.4	$1,252.1	(1)%
International (2)	167.8	175.3	(4)%	340.7	354.4	(4)%
	$855.8	$854.6	—%	$1,583.1	$1,606.5	(1)%

Revenue mix
Americas	80.4%	79.5%		78.5%	77.9%
International	19.6%	20.5%		21.5%	22.1%

Operating income (loss)
Americas	$102.0	$60.0		$120.5	$79.8
International	(12.0)	(19.0)		(12.9)	(31.5)
	$90.0	$41.0		$107.6	$48.3

Operating margin	10.5%	4.8%		6.8%	3.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.
QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q2 2025 vs. Q2 2024
(Unaudited)
	Steelcase Inc.	Americas	International

Q2 2024 revenue	$854.6	$679.3	$175.3
Divestiture	(12.2)	(12.2)	—
Currency translation effects	(1.6)	(0.7)	(0.9)
Q2 2024 revenue, adjusted	$840.8	$666.4	$174.4

Q2 2025 revenue	$855.8	$688.0	$167.8
Organic growth (decline) $	$15.0	$21.6	$(6.6)
Organic growth (decline) %	2%	3%	(4)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 23, 2024	August 25, 2023	August 23, 2024	August 25, 2023
Earnings per share	$0.53	$0.23	$0.62	$0.24
Amortization of purchased intangible assets, per share	0.03	0.03	0.07	0.07
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.02)	(0.02)
Restructuring costs, per share	0.02	0.07	0.07	0.14
Income tax effect of restructuring costs, per share	(0.01)	(0.01)	(0.02)	(0.03)
Gains on the sale of land, net of variable compensation impacts, per share	(0.23)	—	(0.23)	—
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	0.06	—	0.06	—
Adjusted earnings per share	$0.39	$0.31	$0.55	$0.40

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 24, 2023	February 23, 2024	May 24, 2024	August 23, 2024	August 23, 2024
Net income	$30.8	$21.3	$10.9	$63.1	$126.1
Income tax expense	9.8	5.3	3.2	22.8	41.1
Interest expense	6.4	6.3	6.2	6.4	25.3
Depreciation and amortization	21.1	20.8	20.2	20.0	82.1
Share-based compensation	3.4	3.6	14.5	2.9	24.4
Restructuring costs	2.1	4.4	6.3	2.2	15.0
Gains on the sale of land, net of variable compensation impacts	(0.8)	—	—	(27.9)	(28.7)
Adjusted EBITDA	$72.8	$61.7	$61.3	$89.5	$285.3

Revenue	$777.9	$775.2	$727.3	$855.8	$3,136.2
Adjusted EBITDA as a percentage of revenue	9.4%	8.0%	8.4%	10.5%	9.1%

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 25, 2022	February 24, 2023	May 26, 2023	August 25, 2023	August 25, 2023
Net income	$11.4	$15.7	$1.5	$27.5	$56.1
Income tax expense	5.2	8.7	1.4	9.5	24.8
Interest expense	7.6	7.2	6.6	6.6	28.0
Depreciation and amortization	23.5	22.8	20.4	21.3	88.0
Share-based compensation	2.1	3.6	13.7	4.2	23.6
Restructuring costs	10.6	3.9	8.1	7.9	30.5
Gains on the sale of land, net of variable compensation impacts	—	(4.0)	—	—	(4.0)
Adjusted EBITDA	$60.4	$57.9	$51.7	$77.0	$247.0

Revenue	$826.9	$801.7	$751.9	$854.6	$3,235.1
Adjusted EBITDA as a percentage of revenue	7.3%	7.2%	6.9%	9.0%	7.6%

PROJECTED ORGANIC REVENUE GROWTH
Q3 2025 vs. Q3 2024
Steelcase Inc.

Q3 2024 revenue	$777.9
Divestiture	(10.6)
Currency translation effects	7.0
Q3 2024 revenue, adjusted	$774.3

Q3 2025 revenue, projected	$785 - 810
Organic growth $	$11 - 36
Organic growth %	1 - 5%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	November 22, 2024	November 24, 2023
Earnings per share	$0.18 - 0.22	$0.26
Amortization of purchased intangible assets, per share	0.04	0.04
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	0.02
Income tax effect of restructuring costs, per share	—	(0.01)
Gains on the sale of land, net of variable compensation impacts, per share	—	(0.01)
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	—	—
Adjusted earnings per share	$0.21 - 0.25	$0.29

FISCAL 2025 TARGETS
Twelve Months Ended
February 28, 2025
Earnings per share	$0.86 - 1.01
Amortization of purchased intangible assets, per share	0.15
Income tax effect of amortization of purchased intangible assets, per share	(0.04)
Restructuring costs, per share	0.07
Income tax effect of restructuring costs, per share	(0.02)
Gains on the sale of land, net of variable compensation impacts, per share	(0.23)
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	0.06
Adjusted earnings per share	$0.85 - 1.00

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 23, 2024		August 25, 2023		August 23, 2024		August 25, 2023
Revenue	$855.8	100.0%	$854.6	100.0%	$1,583.1	100.0%	$1,606.5	100.0%
Cost of sales	558.5	65.3	569.8	66.7	1,044.4	66.0	1,085.7	67.6
Restructuring costs	1.9	0.2	1.4	0.1	8.9	0.5	2.8	0.2
Gross profit	295.4	34.5	283.4	33.2	529.8	33.5	518.0	32.2
Operating expenses	205.1	24.0	235.9	27.6	422.6	26.7	456.5	28.4
Restructuring costs (benefits)	0.3	—	6.5	0.8	(0.4)	—	13.2	0.8
Operating income	90.0	10.5	41.0	4.8	107.6	6.8	48.3	3.0
Interest expense	(6.4)	(0.7)	(6.6)	(0.8)	(12.6)	(0.8)	(13.2)	(0.8)
Investment income	2.9	0.3	0.8	0.1	5.3	0.3	1.3	0.1
Other income (expense), net	(0.6)	(0.1)	1.8	0.2	(0.3)	—	3.5	0.2
Income before income tax expense	85.9	10.0	37.0	4.3	100.0	6.3	39.9	2.5
Income tax expense	22.8	2.6	9.5	1.1	26.0	1.6	10.9	0.7
Net income	$63.1	7.4%	$27.5	3.2%	$74.0	4.7%	$29.0	1.8%

Operating income	$90.0	10.5%	$41.0	4.8%	$107.6	6.8%	$48.3	3.0%
Amortization of purchased intangible assets	4.2	0.5	4.4	0.5	8.5	0.5	8.7	0.5
Restructuring costs	2.2	0.2	7.9	0.9	8.5	0.5	16.0	1.0
Gains on the sale of land, net of variable compensation impacts	(27.9)	(3.2)	—	—	(27.9)	(1.7)	—	—
Adjusted operating income	$68.5	8.0%	$53.3	6.2%	$96.7	6.1%	$73.0	4.5%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 23, 2024		August 25, 2023		August 23, 2024		August 25, 2023
Revenue	$688.0	100.0%	$679.3	100.0%	$1,242.4	100.0%	$1,252.1	100.0%
Cost of sales	437.0	63.5	443.4	65.3	801.9	64.5	832.0	66.5
Restructuring costs	1.5	0.2	—	—	5.6	0.5	0.6	—
Gross profit	249.5	36.3	235.9	34.7	434.9	35.0	419.5	33.5
Operating expenses	147.3	21.5	175.8	25.9	314.0	25.3	338.9	27.0
Restructuring costs	0.2	—	0.1	—	0.4	—	0.8	0.1
Operating income	102.0	14.8	60.0	8.8	120.5	9.7	79.8	6.4
Amortization of purchased intangible assets	3.1	0.5	3.2	0.5	6.2	0.5	6.3	0.5
Restructuring costs	1.7	0.2	0.1	—	6.0	0.5	1.4	0.1
Gains on the sale of land, net of variable compensation impacts	(30.7)	(4.4)	—	—	(30.7)	(2.5)	—	—
Adjusted operating income	$76.1	11.1%	$63.3	9.3%	$102.0	8.2%	$87.5	7.0%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 23, 2024		August 25, 2023		August 23, 2024		August 25, 2023
Revenue	$167.8	100.0%	$175.3	100.0%	$340.7	100.0%	$354.4	100.0%
Cost of sales	121.5	72.4	126.4	72.1	242.5	71.2	253.7	71.6
Restructuring costs	0.4	0.2	1.4	0.8	3.3	0.9	2.2	0.6
Gross profit	45.9	27.4	47.5	27.1	94.9	27.9	98.5	27.8
Operating expenses	57.8	34.5	60.1	34.3	108.6	31.9	117.6	33.2
Restructuring costs (benefits)	0.1	0.1	6.4	3.6	(0.8)	(0.2)	12.4	3.5
Operating income (loss)	(12.0)	(7.2)	(19.0)	(10.8)	(12.9)	(3.8)	(31.5)	(8.9)
Amortization of purchased intangible assets	1.1	0.7	1.2	0.7	2.3	0.7	2.4	0.7
Restructuring costs	0.5	0.3	7.8	4.4	2.5	0.7	14.6	4.1
Gains on the sale of land, net of variable compensation impacts	2.8	1.7	—	—	2.8	0.8	—	—
Adjusted operating income (loss)	$(7.6)	(4.5)%	$(10.0)	(5.7)%	$(5.3)	(1.6)%	$(14.5)	(4.1)%

Webcast

Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow. Listeners may access the conference call at http://ir.steelcase.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)

The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share

The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts. The company defines adjusted earnings per share as earnings per share excluding amortization of purchased intangible assets, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts, and the related income tax effects of these items.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Restructuring costs (benefits): Restructuring costs (benefits) may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs (benefits), which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on the sale of land, net of variable compensation impacts: We may sell land when conditions are favorable. Gains and losses on the sale of land may increase or decrease, respectively, our variable compensation expense. We believe adjusting for these items provides a more consistent comparison of our operating performance to prior periods as well as to industry peers. In Q2 2025, we began adjusting for these items, as we realized a significant gain on the sale of land during the quarter which had a significant impact on our variable compensation expense, and we have adjusted the prior periods presented for consistency and comparability.

Adjusted EBITDA

The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs and gains (losses) on the sale of land, net of variable compensation impacts, to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design, research and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 30 creative and technology partner brands, we design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2024 revenue of $3.2 billion. With approximately 11,300 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 23, 2024	August 25, 2023	August 23, 2024	August 25, 2023
Revenue	$855.8	$854.6	$1,583.1	$1,606.5
Cost of sales	558.5	569.8	1,044.4	1,085.7
Restructuring costs	1.9	1.4	8.9	2.8
Gross profit	295.4	283.4	529.8	518.0
Operating expenses	205.1	235.9	422.6	456.5
Restructuring costs (benefits)	0.3	6.5	(0.4)	13.2
Operating income	90.0	41.0	107.6	48.3
Interest expense	(6.4)	(6.6)	(12.6)	(13.2)
Investment income	2.9	0.8	5.3	1.3
Other income (expense), net	(0.6)	1.8	(0.3)	3.5
Income before income tax expense	85.9	37.0	100.0	39.9
Income tax expense	22.8	9.5	26.0	10.9
Net income	$63.1	$27.5	$74.0	$29.0

Earnings per share:
Basic	$0.53	$0.23	$0.63	$0.24
Diluted	$0.53	$0.23	$0.62	$0.24
Weighted average shares outstanding - basic	118.1	118.8	118.2	118.4
Weighted average shares outstanding - diluted	118.8	119.1	119.0	118.6

Dividends declared and paid per common share	$0.100	$0.100	$0.200	$0.200

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 23, 2024	February 23, 2024
ASSETS
Current assets:
Cash and cash equivalents	$296.6	$318.6
Short-term investments	39.2	—
Accounts receivable, net of allowance of $6.1 and $6.2	354.4	338.3
Inventories, net	241.9	231.0
Prepaid expenses	35.9	31.9
Other current assets	32.5	39.6
Total current assets	1,000.5	959.4

Property, plant and equipment, net of accumulated depreciation of $1,145.5 and $1,119.2	344.5	352.9
Company-owned life insurance ("COLI")	171.3	166.9
Deferred income taxes	117.8	115.8
Goodwill	275.4	274.8
Other intangible assets, net of accumulated amortization of $124.6 and $115.0	86.8	94.6
Investments in unconsolidated affiliates	53.6	55.7
Right-of-use operating lease assets	149.9	168.6
Other assets	71.3	48.0
Total assets	$2,271.1	$2,236.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233.0	$211.3
Current operating lease obligations	42.0	45.1
Employee compensation	135.2	166.1
Employee benefit plan obligations	30.3	39.9
Accrued promotions	24.6	19.4
Customer deposits	49.9	44.8
Other current liabilities	102.6	80.5
Total current liabilities	617.6	607.1

Long-term liabilities:
Long-term debt	446.7	446.3
Employee benefit plan obligations	101.4	104.5
Long-term operating lease obligations	122.1	138.6
Other long-term liabilities	50.3	53.1
Total long-term liabilities	720.5	742.5
Total liabilities	1,338.1	1,349.6

Shareholders’ equity:
Additional paid-in capital	28.9	41.2
Accumulated other comprehensive income (loss)	(58.7)	(66.9)
Retained earnings	962.8	912.8
Total shareholders’ equity	933.0	887.1
Total liabilities and shareholders’ equity	$2,271.1	$2,236.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended
	August 23, 2024	August 25, 2023
OPERATING ACTIVITIES
Net income	$74.0	$29.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40.2	41.7
Share-based compensation	18.0	18.5
Restructuring costs	8.5	16.0
Gains on sales of fixed assets, net	(41.7)	(5.1)
Other	(3.2)	(3.4)
Changes in operating assets and liabilities:
Accounts receivable	(13.7)	2.7
Inventories	(9.3)	48.6
Cloud computing arrangements expenditures	(22.6)	—
Other assets	3.7	(10.1)
Accounts payable	17.3	22.5
Employee compensation liabilities	(39.8)	(17.9)
Employee benefit obligations	(14.5)	(10.9)
Accrued expenses and other liabilities	32.1	(0.4)
Net cash provided by operating activities	49.0	131.2

INVESTING ACTIVITIES
Capital expenditures	(24.6)	(24.3)
Proceeds from disposal of fixed assets	44.3	15.7
Purchases of short-term investments	(40.3)	—
Liquidations of short-term investments	1.7	—
Other	3.0	(1.3)
Net cash used in investing activities	(15.9)	(9.9)

FINANCING ACTIVITIES
Dividends paid	(24.0)	(23.9)
Common stock repurchases	(30.3)	(3.3)
Borrowings on global committed bank facility	—	69.0
Repayments on global committed bank facility	—	(69.0)
Repayments on note payable	—	(32.2)
Other	—	1.7
Net cash used in financing activities	(54.3)	(57.7)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.2)
Net decrease in cash, cash equivalents and restricted cash	(22.0)	63.4
Cash and cash equivalents and restricted cash, beginning of period (1)	325.9	97.2
Cash and cash equivalents and restricted cash, end of period (2)	$303.9	$160.6

(1) These amounts include restricted cash of $7.3 and $6.8 as of February 23, 2024 and February 24, 2023, respectively.
(2) These amounts include restricted cash of $7.3 and $7.0 as of August 23, 2024 and August 25, 2023, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
ir@steelcase.com

Media Contact:
Brodie Bertrand
Corporate Communications
communications@steelcase.com

Source: Steelcase
SC-ERR